                       SECURITIES AND EXCHANGE COMMISSION
                             Washington. D.C. 20549


                                     FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         COMMISSION FILE NUMBER 0-13166

                                 COBANCORP INC.
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             (Exact name of registrant as specified in its charter)


          1530 WEST RIVER ROAD NORTH, ELYRIA, OHIO 44035 (440) 329-8000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        COMMON SHARES, WITHOUT PAR VALUE
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            (Title of each class of securities covered by this Form)


                                       N/A
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   Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

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
            Rule 12g-4(a)(1)(i)  [X]                 Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(1)(ii) [ ]                 Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(i)  [ ]                 Rule 12h-3(b)(2)(ii)  [ ]
            Rule 12h-3(b)(1)(i)  [ ]                 Rule 15d-6            [ ]
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AS OF MAY 22, 1998, COBANCORP INC. MERGED WITH AND INTO FIRSTMERIT CORPORATION.
PURSUANT TO RULE 12G-4(B), THIS FORM 15 IS BEING FILED BY FIRSTMERIT CORPORATION AS THE SUCCESSOR ISSUER.

Approximate number of holders of record as of the certification or notice date:
NONE

Pursuant to the requirements of the Securities Exchange Act of 1934, CoBancorp Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                      FirstMerit Corporation, Successor Issuer


Date: May 22, 1998                    By: /s/ Terry E. Patton
                                          ----------------------------------------------------
                                          Terry E. Patton, Senior Vice President and Secretary
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